Exhibit 99.1

Where Food Comes From, Inc. Reports 2025 Financial Results

Full Year Highlights – 2025 vs. 2024

●	Verification and certification revenue: $20.1M vs. $20.6M
●	Product sales: $3.6M vs. $3.8M
●	Total revenue: $24.9M vs. $25.7M
●	Net income: $1.5M vs. $2.1M
●	Diluted EPS: $0.30 vs. $0.40
●	Cash generated from operations: $1.6M vs. $2.7M
●	Cash & cash equivalents: $3.2M vs. $2.0M at 2024 year-end
●	Stock buybacks: 183,016 shares
●	Total buybacks since plan inception (including private purchases): 1,374,652 shares at purchase price of approximately $15.2 million

Fourth Quarter Highlights – 2025 vs. 2024

●	Verification and certification revenue: $5.0M vs. $5.4M
●	Product sales: $0.7M vs. $0.9M
●	Total revenue: $6.0M vs. $6.7M
●	Net loss of $0.2M vs. net income of $1.0M
●	Diluted EPS: ($0.04) vs. $0.18
●	Stock buybacks: 66,469 shares

CASTLE ROCK, Colo., Feb. 26, 2026 (GLOBE NEWSWIRE) — Where Food Comes From, Inc. (WFCF) (Nasdaq: WFCF), the most trusted resource for independent, third-party verification of food production practices in North America, today announced financial results for its fourth quarter and full-year ended December 31, 2025.

“Record high beef prices driven by trade restrictions and smaller herd sizes continued to impact our beef-related verification revenue as some legacy customers have cut back on verification activity. Although the US cattle supply is at its lowest level in 70 years, there are indications that this downtrend will stabilize later in 2026 and begin to rebound next year,” said John Saunders, Chairman and CEO. “In the meantime, much of the decline in beef related verification activity has been offset by strong demand for our growing portfolio of non-beef certifications – particularly in non-GMO, Gluten Free, Organic and Upcycled product offerings.

“In anticipation of the eventual recovery of the US Cattle industry, we are also expanding the number of beef certifications we offer,” Saunders added. “Early this year we launched RaiseWell® Certified, a new standard that addresses consumer and retailer demand for responsibly raised proteins. This week we announced that Whole Foods Market, a pioneer in advancing farm animal welfare, became the first retailer to adopt RaiseWell for its beef supply. The RaiseWell program will be expanded to include poultry, eggs, dairy and pork, and we are optimistic that this new offering will become a significant contributor to revenue over time. RaiseWell seamlessly integrates with our CARE Certified® program, which was also a bright spot for us in terms of new customer and revenue growth in 2025. In addition, we recently announced a collaboration with automotive leather supplier Pangea, Prime Pursuits and Walmart to introduce CARE Certified sustainable leather to US automotive brands while providing beef producers with an additional way to add value. We are also actively engaging with federal government entities regarding our Cattle Trace partnership addressing the animal disease traceability issue. We are confident that these activities and other programs we are developing will position us to leverage the beef industry’s eventual recovery and accelerate growth as time goes on.

“Given the diversity of our solutions portfolio and our optimism about overall business prospects, we believe our shares remain an excellent value at these levels and we expect to continue repurchasing stock in 2026. In 2025 we repurchased 183,016 shares, raising total share buybacks and private purchases since plan inception to 1,374,652 at price of $15.2 million.”

Full Year Results – 2025 vs. 2024

Total revenue for the full year decreased to $24.9 million from $25.7 million in 2024.

●	Verification and certification services was $20.1 million vs. $20.6 million.
●	Product revenue was $3.6 million vs. $3.8 million.
●	Professional services revenue was $1.2 million vs. $1.4 million.

Gross profit in 2025 declined to $9.5 million from $10.6 million.

SG&A expense decreased slightly year over year to $8.3 million from $8.4 million.

Net income for the year, inclusive of a $946,000 gain on sale of assets, was $1.5 million, or $0.30 per diluted share, vs. net income of $2.1 million, or $0.40 per diluted share, in the prior year.

The Company generated $1.6 million in cash from operations in 2025 vs. $2.7 million in 2024.

Cash and cash equivalents increased 59% year over year to $3.2 million from $2.0 million.

The Company bought back a total of 183,016 shares in 2025. Total buybacks since plan inception, including private purchases, are 1,374,652 shares at a purchase price of approximately $15.2 million.

Fourth Quarter Results – 2025 vs. 2024

Total revenue in the fourth quarter ended December 31, 2025, decreased to $6.0 million from $6.7 million.

●	Verification and certification services decreased to $5.0 million from $5.4 million.
●	Product revenue decreased to $0.7 million from $0.9 million.
●	Professional services revenue of $0.3 million vs. $0.4 million.

Gross profit in the fourth quarter was $2.2 million compared to $2.8 million in the same quarter last year.

Selling, general and administrative expense increased to $2.2 million from $2.0 million.

The Company reported a net loss in the fourth quarter of $0.2 million, or $0.04 per diluted share, compared to net income of $1.0 million, or $0.18 per diluted share, in the same quarter last year.

The Company bought back 66,469 shares of its common stock in the fourth quarter.

The Company will conduct a conference call today at 10:00 a.m. Mountain Time.

Call-in numbers for the conference call:

Domestic Toll Free: 1-877-407-8289

International: 1-201-689-8341

Conference Code: 13758965

Phone replay:

A telephone replay of the conference call will be available through March 5, 2026, as follows:

Domestic Toll Free: 1-877-660-6853

International: 1-201-612-7415

Conference Code: 13758965

About Where Food Comes From, Inc.

Where Food Comes From, Inc. is America’s trusted resource for third party verification of food production practices. Through proprietary technology and patented business processes, the Company estimates that it supports more than 17,500 farmers, ranchers, vineyards, wineries, processors, retailers, distributors, trade associations, consumer brands and restaurants with a wide variety of value-added services. Where Food Comes From solutions are used to verify food claims, optimize production practices and enable food supply chains with analytics and data driven insights. In addition, the Company’s Where Food Comes From® retail and restaurant labeling program uses web-based customer education tools to connect consumers to the sources of the food they purchase, increasing meaningful consumer engagement for our clients.

CAUTIONARY STATEMENT

This news release contains “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, based on current expectations, estimates and projections that are subject to risk. Forward-looking statements are inherently uncertain, and actual events could differ materially from the Company’s predictions. Important factors that could cause actual events to vary from predictions include those discussed in our SEC filings. Specifically, statements in this news release about industry leadership; plans to continue buying back stock; whether WFCF shares represent a good value; expectations for an industry recovery and accelerated growth; expectations for Cattle Trace to be successful; and demand for, and impact and efficacy of, the Company’s products and services on the marketplace are forward-looking statements that are subject to a variety of factors, including availability of capital, personnel and other resources; competition; governmental regulation of the agricultural industry; the market for beef and other commodities; and other factors. Financial results for 2025 and the Company’s pace of stock buybacks are not necessarily indicative of future results. Readers should not place undue reliance on these forward-looking statements. The Company assumes no obligation to update its forward-looking statements to reflect new information or developments. For a more extensive discussion of the Company’s business, please refer to the Company’s SEC filings at www.sec.gov.

Company Contacts:

John Saunders

Chief Executive Officer

303-895-3002

Jay Pfeiffer

Director Investor Relations

303-880-9000

jpfeiffer@wherefoodcomesfrom.com

Where Food Comes From, Inc.

Statements of Income

	Three months ended December 31,		Year ended December 31,
(Amounts in thousands, except per share amounts)	2025	2024	2025	2024
	(Unaudited)	(Unaudited)	(Audited)	(Audited)
Revenues:
Verification and certification service revenue	$5,032	$5,380	$20,102	$20,552
Product sales	748	922	3,616	3,803
Professional services	262	360	1,174	1,391
Total revenues	6,042	6,662	24,892	25,746
Costs of revenues:
Costs of verification and certification services	3,189	3,018	12,214	11,849
Costs of products	475	569	2,301	2,313
Costs of professional services	211	274	869	1,022
Total costs of revenues	3,875	3,861	15,384	15,184
Gross profit	2,167	2,801	9,508	10,562
Selling, general and administrative expenses	2,227	2,046	8,302	8,355
(Loss) / Income from operations	(60)	755	1,206	2,207
Other income/(expense):
Dividend income from Progressive Beef	-	250	100	400
Interest income	8	6	24	35
Gain on sale of assets	-	-	946	1
(Loss) / Gain on FMV of bitcoin	(185)	345	(41)	345
Loss on foreign currency exchange	-	(1)	(3)	(5)
Interest expense	(1)	(1)	(3)	(4)
(Loss) / Income before income taxes	(238)	1,354	2,229	2,979
Income tax (benefit) / expense	(35)	393	693	859
Net (loss) / income	$(203)	$961	$1,536	$2,120

Per share - net (loss) / income:
Basic	$(0.04)	$0.18	$0.30	$0.40
Diluted	$(0.04)	$0.18	$0.30	$0.40

Weighted average number of common shares outstanding:
Basic	5,097	5,264	5,152	5,318
Diluted	5,111	5,281	5,165	5,334

Where Food Comes From, Inc.

Balance Sheets (Audited)

	December 31,	December 31,
(Amounts in thousands, except per share amounts)	2025	2024
Assets
Current assets:
Cash and cash equivalents	$3,200	$2,012
Accounts receivable, net of allowance	1,678	1,826
Inventory	792	1,002
Prepaid expenses and other current assets	605	705
Total current assets	6,275	5,545
Property and equipment, net	648	737
Right-of-use assets, net	498	2,067
Equity investments	200	1,191
Intangible and other assets, net	1,420	1,810
Digital assets	613	654
Goodwill, net	2,946	2,946
Deferred tax assets, net	299	356
Total assets	$12,899	$15,306

Liabilities and Equity
Current liabilities:
Accounts payable	$451	$468
Accrued expenses and other current liabilities	655	611
Deferred revenue	1,545	1,748
Current portion of finance lease obligations	12	15
Current portion of operating lease obligations	422	337
Total current liabilities	3,085	3,179
Finance lease obligations, net of current portion	13	25
Operating lease obligation, net of current portion	496	2,169
Total liabilities	3,594	5,373

Commitments and contingencies

Equity:
Common stock	5	7
Additional paid-in-capital	23	11,381
Treasury stock	(1,783)	(13,462)
Retained earnings	11,060	12,007
Total equity	9,305	9,933
Total liabilities and stockholders’ equity	$12,899	$15,306